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                                                                    EXHIBIT 99.1


                                                         Media Contact:
                                                         Cathy Wood
                                                         Chief Financial Officer
                                                         (949) 975-1487


           Emergent Information Technologies, Inc. Closes Sale of its
                  Government Services Group for $39.8 Million

                       All Corporate Debt To Be Eliminated

NEWPORT BEACH, Calif., December 5, 2001 - Emergent Information Technologies, Inc. (Nasdaq:EITI - news (http://finance.yahoo.com/q?s=EITI&d=1d)) announced today that it has closed the sale of its Vienna, Virginia based Government Services Group (GSG) to L-3 Communications (NYSE:LLL - news (http://finance.yahoo.com/q?s=LLL&d=1d)), effective November 30, 2001. Emergent received $39.8 million in cash at the close of the transaction based upon a preliminary balance sheet adjustment, which is subject to further adjustments.

Steven Myers, chairman, president and chief executive officer of Emergent said, "We are looking forward to a great year in 2002. The close of this transaction and the resulting elimination of all debt in the first quarter of 2002 will give us the ability to invest in and grow Emergent's operating subsidiary SM&A. The sale of GSG follows Lockheed Martin's win of Joint Strike Fighter, for which SM&A provided proposal management services, and is now providing highly qualified technical staff to support the program itself." Mr. Myers went on to say, "Our proposal management services revenue was unusually low in the first half of 2001 primarily due to the slow down of the federal procurement process as a result of the new Bush Administration. This began to turn around during the summer and we are pleased with our Q4 results to date. We have a strong business pipeline going into the first quarter of 2002, which gives me confidence that we will meet our financial targets for the foreseeable future."
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About Emergent & SM&A

Emergent Information Technologies, Inc.'s wholly owned subsidiary, SM&A is the world's leading provider of competition management services. In addition, SM&A provides high-value management consulting services, and commercial program management and systems engineering services. SM&A's more than 250 program managers, systems engineers, and other technical experts support major industrial customers in the aerospace, defense and information technology sectors. Since 1982, SM&A has managed more than 500 proposals worth more than $175 Billion for its clients and has achieved an 85% win rate on awarded contracts. Additional information about SM&A is available on the Internet at www.smawins.com (http://www.smawins.com). Additional information about Emergent is available at www.emergent-IT.com.